Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

May 15, 2007

among

AGILE SOFTWARE CORPORATION,

ORACLE CORPORATION

and

AQUA ACQUISITION CORPORATION

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

i

ii

INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Amended and Restated Certification of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 15, 2007 among Agile Software Corporation, a Delaware corporation (the “Company”), Oracle Corporation, a Delaware corporation (“Parent”), and Aqua Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, it is proposed that Merger Subsidiary will merge with and into the Company (the “Merger”) and each outstanding share (the “Company Shares”) of Company Common Stock (as defined herein), including the associated Company Rights (as defined herein), will thereupon be canceled and converted into the right to receive cash in an amount equal to $8.10 per share, without interest (the “Merger Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain of the directors and executive officers of the Company are entering into a Voting Agreement substantially in the form attached as Exhibit A (each, a “Voting Agreement”); and

WHEREAS, approval by the Board of Directors of the Company of the Merger constituted approval required by Section 203(a)(1) of the General Corporation Law of the State of Delaware (“Delaware Law”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or indication of interest relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction, (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the assets of the Company or any of its Subsidiaries (measured by the lesser of book or fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2007 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means January 31, 2007.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company IP” means all Intellectual Property Rights owned by, exclusively licensed to, or otherwise exclusively controlled by the Company and/or any of its Subsidiaries.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would prevent or delay beyond the End Date the Company’s ability to consummate the Merger, excluding, in the case of clause (i) above, any such effect resulting from or arising out of (A) the announcement, pendency or consummation of the Merger (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto), (B) general market, economic or political conditions (including acts of terrorism or war) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, or (C) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (D) any changes (after the date hereof) in GAAP or Applicable Law, (E) any failure to take any action as a result of restrictions or other prohibitions set forth in Section 6.01(b) or the taking of any specific action expressly required by this Agreement, (F) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), or (G) any Proceeding made or brought by any holder of Company Shares (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Merger).

“Company Restricted Shares” means shares of Company Common Stock issued and outstanding under a Company Stock Plan (including for this purpose, shares acquired upon exercise of a Company Stock Option) that remain subject to forfeiture to the Company or to a right of the Company to repurchase such shares at the price paid by the holder for such shares.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement dated as of April 2, 2001 between the Company and Fleet National Bank, as Rights Agent thereunder.

“Company Software Products” means (i) all software products sold or offered for sale by the Company or any of its Subsidiaries and (ii) all other software products proprietary to the Company or any of its Subsidiaries that are used in the conduct of their respective businesses.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2007.

“Contract” means any binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or arrangement or understanding of any kind.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) the Nasdaq.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights, rights in databases and related rights, whether or not registered, (vi) mask works, (vii) computer software, data, databases, files, and documentation and other materials related to the foregoing, (viii) trade secrets and confidential, technical and business information, (ix) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (x) all other intellectual property or proprietary rights, and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IT Assets” means all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or any of its Subsidiaries or licensed or leased by the Company or any of its Subsidiaries pursuant to written agreement (excluding any public networks).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, right of first refusal, preemptive right, community property right or other adverse claim of any kind (excluding licenses of Intellectual Property Rights) in respect of such property or asset, other than any license of Intellectual Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nasdaq” means the Nasdaq Global Market.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” shall mean the representations and warranties of the Company contained in Article 4 of this Agreement, other than the Specified Company Representations.

“Parent Stock” means the common stock, par value $0.01 per share, of Oracle Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or delinquent or being contested in good faith by any appropriate proceedings (and for which reasonably adequate accruals or reserves have been established on the Company Balance Sheet), (iii) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, (iv) statutory Liens claimed or held by any Governmental Authority with respect to amounts that are not yet due and payable, and (v) Liens (other than those securing Indebtedness) incurred in the ordinary course of business consistent with past practice which do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Proceeding” means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof, (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration, (iv) domain name registrations and Internet number assignments, and (v) other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other analogous document issued, filed with, or recorded by any Governmental Authority, in the case of each of clauses (i)-(v) above, owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Specified Company Representations” shall mean the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.24, 4.25 and 4.26 and the second and third sentences of Section 4.05(a).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any binding bona fide, unsolicited written Acquisition Proposal which did not result from a breach of Section 6.03 made by a Third Party which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith by a majority vote, after consultation with its outside legal counsel and financial advisor and taking into account all of the terms and conditions of such Acquisition Proposal and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions, timing to completion and conditions to consummation, (i) is more favorable from a financial point of view to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement in response to such Superior Proposal pursuant to and in accordance with Section 10.01(d)(i)), and (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party).

“Third Party” means any Person or “group” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates or Representatives.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Annual Premium Cap	7.02(b)
Assumed Stock Options	2.06(a)
Board Recommendation	6.02(b)
Capex Budget	6.02(v)
Cashed Out Stock Options	2.06(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Citigroup	4.24
Closing	2.01
Company	Preamble
Company Employee Plan	4.16(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Shares	Recitals
Company Stock Option	2.06(a)
Company Stock Plan	2.06(a)
Company Subsidiary Securities	4.06(c)
Confidentiality Agreement	6.03(b)
Continuing Employees	7.03
D&O Insurance	7.02(b)
Delaware Law	Recitals
Dissenting Shares	2.05
Effective Time	2.02(b)
Employee Plan	4.16(a)
End Date	10.01(b)
Exchange Agent	2.04(a)
Foreign Competition Laws	4.03
Grant Date	4.05(d)
Indemnified Person	7.02(a)
Insurance Policies	6.18(a)
International Plans	4.16(j)
Leased Real Property	4.21(b)
Major Customer	4.14(a)
Major Supplier	4.14(a)
Material Contract	4.14(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Subsidiary	Preamble

Necessary IP Rights	4.20(a)
Option Exchange Ratio	2.06(a)
Parent	Preamble
Parent Benefit Plans	7.03
Parent Expenses	11.04(e)
Proxy Statement	4.09(a)
Publicly Available Software	4.20(i)
Purchase Right	2.06(e)
Stockholder Approval	4.02(a)
Stockholder Meeting	6.02(a)
Surviving Corporation	2.02(c)
Tax	4.15(i)
Tax Asset	4.15(i)
Tax Return	4.15(i)
Tax Sharing Agreements	4.15(i)
Taxing Authority	4.15(i)
Termination Fee	11.04(b)
Uncertificated Shares	2.04(a)
Voting Agreement	Recitals

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements in effect prior to the date hereof must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to a party’s “knowledge” are references to the actual knowledge of the directors and the actual knowledge after due inquiry of the executive officers, of the Company or Parent, as the case may be. “Made available” means that (i) the Company (A) has made available copies of such materials to Parent in its on line contract database e-room to which Parent has been given access or electronic data room, (B) provided to Parent by electronic or physical delivery by the Company, or (C) with respect to Company SEC Documents, has filed such materials publicly with the SEC’s EDGAR database (provided that the Company will not be deemed to have made any provisions of a document filed with EDGAR available to Parent to the extent such provisions were redacted) or (ii) Parent has made available copies of such materials to the Company by electronic or physical delivery of such materials to the Company.

ARTICLE 2

THE MERGER

Section 2.01 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 5:30 a.m., San Francisco time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1100, Palo Alto, California 94301, unless another place is agreed to in writing by the parties hereto.

Section 2.02 The Merger.

(a) Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing this Agreement or a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as is required hereby, and executed in accordance with, the relevant provisions of Delaware Law.

(b) The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger have been duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in the Certificate of Merger).

(c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.03 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each Company Share outstanding immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be converted into the right to receive the Merger Consideration;

(b) each Company Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be canceled, and no payment shall be made with respect thereto;

(c) each Company Share held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and (in addition to shares referred to in Section 2.03(c)) shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Shares (the “Certificates”) and (ii) uncertificated Company Shares (the “Uncertificated Shares”). At the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) in the case of certificated Company Shares, surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) in the case of Uncertificated Shares, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares two (2) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.05 Dissenting Shares. Notwithstanding Section 2.03, any Company Shares outstanding immediately prior to the Effective Time (together with the Company Rights attached to each such share) (collectively, the “Dissenting Shares”) held by a holder who has not voted in favor of adoption of this Agreement or the Merger or consented thereto in writing and who validly has demanded the appraisal value of such Company Shares in accordance with Section 262 of Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its dissenters’ rights; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses its dissenters’ rights pursuant to Section 262 of Delaware Law, such Company Shares (together with the Company Rights attached to each such share) shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall provide Parent prompt notice of any demands for appraisal, and any other instruments served pursuant to Delaware Law and received by the Company with respect to the Merger received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to each such dissent. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent.

Section 2.06 Company Stock Options; ESPP.

(a) Effective as of the Effective Time, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding under the Company’s 2000 Nonstatutory Stock Option Plan, as amended, the Company’s Amended and Restated 1995 Stock Option Plan or any other stock option or equity compensation plan, program, agreement or arrangement (the “Company Stock Plans”) other than the Cashed Out Stock Options (the “Assumed Stock Options”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed and converted automatically at the Effective Time into an option to acquire shares of Parent Stock, on substantially the same terms and conditions as were applicable to such Assumed Stock Option (including vesting schedule) and any repurchase rights with respect to unvested shares subject to such Assumed Stock Option shall be assigned to any successor thereto, including without limitation, Parent, except that (i) the number of shares of Parent Stock subject to each such option shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Stock Option immediately prior to the Effective Time by a fraction (the “Option Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Stock on the Nasdaq over the five (5) trading days immediately preceding (but not including) the Closing Date (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio. Notwithstanding the foregoing, each Company Stock Option that (i) is held by a person who is not an employee of the Company or any Subsidiary immediately prior to the Effective Time or, as reasonably determined by Parent in its sole discretion, is held by a person who will not be a service provider of the Company, Parent or any Subsidiary of the foregoing immediately following the Effective Time and (ii) Parent determines shall not be treated as an Assumed Stock Option (the “Cashed Out Stock Options”) shall, immediately prior to the Effective Time, be accelerated in full so that each such option is fully vested and exercisable and shall be cancelled, extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Cashed Out Stock Option immediately prior to the Effective Time and (y) the Merger Consideration, less the per share exercise price of such option.

(b) At the Effective Time, the Merger Consideration payable pursuant to Section 2.03(a) with respect to outstanding Company Restricted Shares shall be retained by Parent for the benefit of the holder of such Company Restricted Shares, subject to the same restrictions and vesting arrangements that were applicable to such Company Restricted Shares immediately prior to the Effective Time. Such Merger Consideration shall be paid to such holder on the date or dates that such Company Restricted Shares would have become vested under the vesting schedule in place for such Company Restricted Shares immediately prior to the Effective Time (subject to the satisfaction of restrictions and other terms of such vesting schedule). All outstanding rights to repurchase Company Restricted Shares that the Company may hold (or similar restrictions in the Company’s favor, including, but not limited to, the forfeiture restrictions applicable to the Company Restricted Shares) immediately prior to the Effective Time shall be assigned by the Surviving Corporation to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions as in effect immediately prior to the Effective Time, except that such rights may be exercised by Parent’s retaining the cash into which such Company Restricted Shares have been converted and paying to the former holder thereof the repurchase price (if any) applicable for each share subject to such right immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts (which shall not include making any payment to any holder of a Company Stock Option) to obtain any consents from holders of Company Stock Options, and (ii) have any resolutions passed by the Company Board or make any amendments to the terms of such Company Stock Options or Company Stock Plans, in each case, that are necessary to give effect to the transactions contemplated by this Section 2.06. Without limitation of the foregoing, the Company Board shall take such actions as are necessary to cause any Company Stock Options which would become vested solely as a result of the transactions contemplated hereby in accordance with their terms unless otherwise determined by the Company Board, not to become vested solely as a result of the transactions contemplated hereby.

(d) Parent shall take such actions as are necessary for the assumption of the Assumed Stock Options and the cancellation and cashout of the Cashed Out Stock Options pursuant to this Section 2.06, including with respect to the Assumed Stock Options, the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock subject to the Assumed Stock Options as soon as practicable (and in any event within fifteen (15) Business Days) following the Effective Time and use reasonable best efforts to maintain the effectiveness of such registration statement covering such Company Stock Options for so long as such Assumed Stock Options remain outstanding. Parent shall use reasonable best efforts to cause the shares of Parent Stock, when issued upon exercise of such Assumed Stock Options, to be approved for quotation on the Nasdaq.

(e) The Company shall cause the administrator of the ESPP to promptly take all action necessary in accordance with the ESPP to accelerate the Purchase Date (as defined in the ESPP) with respect to the current offering period under the ESPP such that each outstanding purchase right with respect to the current offering period under the ESPP (each, a “Purchase Right”) shall be exercisable immediately prior to the Effective Time. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to (i) ensure that no offering periods under the ESPP commence after the date hereof, (ii) permit participants in the ESPP to exercise, effective as of immediately prior to the Effective Time, the Purchase Rights existing immediately prior to the Effective Time to acquire shares of Company Common Stock at the purchase price applicable to the current offering period and (iii) refund to participants in the ESPP the funds that remain in the participants’ accounts after such purchase. Immediately prior to the Effective Time, the Company shall terminate the ESPP.

Section 2.07 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08 Withholding Rights. Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax law. Any amounts withheld shall be paid over to the appropriate Governmental Authority. If the Exchange Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts and pays such amounts to the appropriate Governmental Authorities, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02 Bylaws. The bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under Delaware Law and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the Boards of Directors and each committee thereof each of the Company’s Subsidiaries held since January 1, 2004; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Company Shares voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Company’s Board of Directors duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) approving and adopting an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, (iv) directing that the adoption of this Agreement be submitted to the Stockholder Meeting, and (v) making the Board Recommendation.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (v) any actions or filings with respect to which the Company has no knowledge as of the date of this Agreement and which become applicable as a result of the business or activities in which Parent or any of its affiliates is engaged.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization that, to the Company’s knowledge, affects or relates in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (A) of the definition of “Company Material Adverse Effect” shall be taken into account.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (of which 200,000 shares have been designated as Series A Preferred Stock and reserved for issuance upon exercise of the Company Rights). As of the close of business on May 11, 2007, (i) 59,290,240 Company Shares were issued and outstanding (none of which were held by the Company as treasury shares), (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 7,916,831 Company Shares were issued and outstanding (of which Company Stock Options to purchase an aggregate of 6,264,635 Company Shares were exercisable), and (iv) an aggregate of 6,612,642 Company Shares were reserved for issuance under the ESPP. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or the ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on May 11, 2007, a complete and correct list of all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the name of the holder, the grant date, the exercise price per share and the expiration date of each such option and whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock option. The Company has made available to Parent complete and accurate copies of all forms of Company Stock Option grant agreements pursuant to which such options were granted. The Company Stock Plans set forth on Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been or may be granted. No Assumed Stock Options or Company Restricted Shares shall become vested or exercisable, and the Company’s right to repurchase the shares subject to Company Restricted Shares or issued upon the exercise of Assumed Stock Options shall not be forfeited, in either case, solely as a result of the transactions contemplated hereby.

(c) Except as set forth in this Section 4.05 and for changes since May 11, 2007 resulting from the exercise of Company Stock Options outstanding on such date and disclosed on Section 4.05(c) of the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) obligations or commitments of any character to which the Company or any Subsidiary of the Company is subject restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Company Securities are owned by any Subsidiary of the Company.

(d) With respect to the Company Stock Options, (i) each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the 1934 Act and all other Applicable Law, including the rules of the Nasdaq, (iv) the per share exercise price of each Company Stock Option was not, and will not be deemed to be, less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the 1934 Act and all other Applicable Laws.

Section 4.06 Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed by applicable securities Laws. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed or furnished, as applicable, all forms, reports and documents with the SEC that have been required to be so filed or furnished, as applicable, by it since January 1, 2004 and prior to the date of this Agreement under Applicable Laws (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished, as applicable, by the Company with the SEC on or prior to the Closing, whether or not required to be so filed or furnished are collectively referred to in this Agreement as the “Company SEC Documents”). All Company SEC Documents filed prior to the date of this Agreement, have been made available by the Company to Parent.

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2004 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Company’s knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required Company SEC Document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2002 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Company’s knowledge, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.08 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly present (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of April 30, 2006 other than as disclosed in the Company’s annual report on Form 10-K for its fiscal year ended April 30, 2006 (nor has any such deficiency or weakness since been identified).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the 1934 Act with respect to such reports.

(d) Since January 1, 2004, neither the present chief executive officer nor the chief financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting that has not already been expressly disclosed as being reasonably likely to have such a result in the Company SEC Documents.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.09 Proxy Statement.

(a) The proxy statement of the Company (the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of the Merger Agreement and the Stockholder Meeting, and any amendments or supplements thereto, when filed or first mailed to the stockholders of the Company, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the 1934 Act. The representations and warranties contained in this Section 4.09(a) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

(b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date and through the date hereof, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, (ii) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01(b)(i), (ii), (iii)(B), (iv), (v), (vi), (vii), (ix), (x), (xiv) and (xv) as it relates to the foregoing clauses).

(b) Since the Company Balance Sheet Date and through the date hereof, none of the Company and its Subsidiaries has engaged, except in the ordinary course of business consistent with past practice, in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of modifying the fiscal quarter during which collections of receivables or payments by the Company or any of its Subsidiaries occur such that such collections or payments occur during a fiscal quarter other than as would be expected based on past practice or (iii) any other promotional sales or discount activity.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries required to be set forth on a balance sheet of the Company prepared in accordance with GAAP, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities incurred in connection with the transactions contemplated by this Agreement; and

(d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Litigation. There is no Proceeding pending against or, to the Company’s knowledge, threatened against, the Company or any of its Subsidiaries or any of their respective businesses or assets that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there is no Proceeding pending or threatened against any of the directors or employees of the Company or any of its Subsidiaries or any of its stockholders or Representatives (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, there is no Order which prohibits or restricts any of the employees or representatives of the Company or any of its Subsidiaries from engaging in or otherwise conducting the business of the Company or any of its Subsidiaries as presently conducted that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Compliance with Applicable Law and Orders.

(a) Except as would not result in material liability or otherwise be material to the Company and its Subsidiaries, the Company and each of its Subsidiaries is and, since January 1, 2004 has been, in compliance in all respects with all Applicable Laws and Orders, and to the Company’s knowledge, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any Applicable Law or Order. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2004 (x) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries, or (y) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any Applicable Law or Order, in the case of each of (x) and (y), that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

Section 4.14 Material Contracts.

(a) Section 4.14(a) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is legally bound:

(i) each Contract between the Company or any of its Subsidiaries and any of the 20 largest licensees or other customers of the Company and its Subsidiaries (determined on the basis of aggregate license fees received by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2007 (each such customer, a “Major Customer”);

(ii) except for the Contracts disclosed in clause (i) above, each Contract that involves sales of products, performance of services or development commitments by the Company or any of its Subsidiaries, providing for either (A) payments of $500,000 or more in each fiscal year or (B) aggregate payments of $1,500,000 or more for the three fiscal year period beginning May 1, 2004 and through January 31, 2007;

(iii) each Contract between the Company or any of its Subsidiaries and any of the 20 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of aggregate payments made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2007) (each such licensor or other supplier, a “Major Supplier”);

(iv) except for the Contracts disclosed in clause (iii) above, each Contract that involves sale of products, performance of services or development commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (A) payments of $500,000 or more in each fiscal year or (B) aggregate payments of $1,500,000 or more for the three fiscal year period beginning May 1, 2004 and through January 31, 2007;

(v) each Contract that contains any provisions restricting the Company or any of its Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(vi) each Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property, or (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any other similar provision;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code, to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other person;

(viii) each Contract pursuant to which the Company or any of its Subsidiaries has or has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(ix) each lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for monthly or other periodic payments in excess of $100,000 in the current fiscal year;

(x) each Contract relating to Indebtedness (including capital leases and conditional sale contracts), except any such Contract with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xi) each Contract to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than (A) the Company or any of its Subsidiaries and (B) extensions of credit in the ordinary course of business consistent with past practice);

(xiii) each Contract relating to the acquisition or disposition of all or any portion of any business of the Company (whether by merger, sale of stock, sale of assets or otherwise) since August 1, 2003;

(xiv) each Contract that has become effective after May 1, 2004 (i) between the Company or any of its Subsidiaries and (A) any Governmental Authority, (B) any prime contractor to any Governmental Authority, or (C) any subcontractor with respect to any contract described in clauses (A) or (B) above, or (ii) financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xv) each partnership, joint venture or other similar Contract or arrangement material to the Company and its Subsidiaries, taken as a whole;

(xvi) each Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(xvii) each employee collective bargaining agreement or other Contract with any labor union and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xviii) each Contract entered into in the last five (5) years in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions or involved payment of more than $250,000;

(xix) each Contract containing (i) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and its Subsidiaries, taken as a whole, or are required by Applicable Law, or (ii) any restriction on the ability of any of the Company and its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and its Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement; or

(xx) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act, or that is otherwise material to Company and its Subsidiaries, taken as whole, and not entered into in the ordinary course of business consistent with past practice.

(b) Each Contract disclosed in Section 4.14(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) is in full force and effect and is a legal, valid and binding agreement of the Company or any of its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) None of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Contracts with the Company or any of its Subsidiaries except for amendments that are not reasonably likely to result in material and adverse harm to the respective businesses of the Company or Parent.

(d) Complete and correct copies of each Material Contract in existence as of the date hereof have been made available by the Company to Parent prior to the date hereof.

Section 4.15 Taxes.

(a) All income, franchise and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable (other than Taxes being contested in good faith and for which adequate reserves have been provided on the financial statements of the Company included in the Company SEC Documents), or, where payment is not yet due, the Company has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company ordinarily records items on its books. The U.S. federal and state income and franchise Tax Returns of the Company and its Subsidiaries and other non-material non-U.S. income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended April 30, 2002 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(c) There is no Proceeding pending or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax Asset.

(d) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(e) During the five (5) year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the Merger and (y) which treats the transfer of an interest (resulting from the Merger) in an entity that owns an interest in real property as a transfer of the interest in real property.

(g) Section 4.15(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiaries).

Section 4.16 Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, retention benefits, profit-sharing, stock option or other stock or equity related rights or other forms of incentive or deferred compensation, fringe benefits, perquisites, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits (other than workers’ compensation, unemployment compensation and other governmental programs) and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or any other benefit plan, program, agreement or arrangement (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee, consultant or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability (each, a “Company Employee Plan”). Copies of such Company Employee Plans (and, if applicable, related trust or funding agreements or insurance policies), Summary Plan Descriptions, Summaries of Material Modifications and all amendments to the foregoing have been made available to Parent, together with the most recent annual report and tax return prepared in connection with any such Company Employee Plan, any material correspondence from any Governmental Authority with respect to any such Company Employee Plan and all Form S-8 plan prospectuses, if applicable.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, any multiemployer plan within the meaning of Section 3(37) of ERISA, or any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of a current Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in all material respects in compliance with its terms and in substantial compliance with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA, the Code and state and federal securities laws, which are applicable to such Employee Plan. To the knowledge of the Company, no events have occurred with respect to any Company Employee Plan that could reasonably be expected to result in any material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and administered in all material respects in good faith compliance with Section 409A of the Code with respect to amounts deferred (in each case, within the meaning of Section 409A of the Code) after December 31, 2004.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan.

(e) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, in connection with the consummation of the transactions contemplated by this Agreement (either alone or together with any other event), reasonably would give rise to the payment of any amount that (i) would be treated as an “excess parachute payment” under, or (ii) would not be deductible pursuant to Section 280G of the Code. No amount payable by the Company or any of its Subsidiaries would not be deductible pursuant to Section 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h) There is no Proceeding (other than routine claims for benefits) pending, or, to the Company’s knowledge, threatened, against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(i) Neither the Company nor any of its ERISA Affiliates has (i) used the services of a workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Employee Plans or the imposition of penalties or excise taxes with respect to the Plans by the IRS, the Department of Labor, or the Pension Benefit Guaranty Corporation.

(j) With respect to all Company Employee Plans subject to the laws of any jurisdiction outside the United States (“International Plans”), (i) to the Company’s knowledge, the International Plans have been maintained in all material respects in accordance with Applicable Law, (ii)if intended to qualify for special Tax treatment, the International Plans meet all requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book reserved in all material respects, as appropriate, based upon reasonable actuarial assumptions, and (iv) no liability which could be material to the Company and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such International Plans, other than to the extent reflected on the Company Balance Sheet.

Section 4.17 Labor and Employment Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Company’s knowledge to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

Section 4.18 Insurance Policies.

(a) Section 4.18(a) of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Company’s knowledge, there are no threatened terminations of, or material premium increases (other than with respect to customary annual premium increases) with respect to, or material alterations of coverage under, any Insurance Policy.

(b) Section 4.18(b) of the Company Disclosure Schedule lists each material insurance claim, if any, made by the Company or any of its Subsidiaries since the Company Balance Sheet Date.

Section 4.19 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no written notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Company’s knowledge, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of the Company;

(iii) there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

(iv) there are no liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

(b) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(c) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.20 Intellectual Property; Computer Software.

(a) The Company and its Subsidiaries own or otherwise hold the right to use all Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted in a written business or development plan as of the date of this Agreement by the Company or any of its Subsidiaries (the “Necessary IP Rights”). The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any Necessary IP Rights, or (ii) result in the creation of any Lien with respect to any of the Intellectual Property Rights owned or otherwise held by the Company or any of its Subsidiaries.

(b) In the five years immediately prior to the date of this Agreement, there have been, and there are currently, no legal disputes or claims pending or, to the Company’s knowledge, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company or any of its Subsidiaries or any of their respective products or services, or (ii) challenging the scope, ownership, validity, or enforceability of the Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP Rights. None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person.

(c) (i) The Company and its Subsidiaries hold all right, title and interest in and to the Company IP, free and clear of any Lien, (ii) no Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Software Products or other products or services utilizing the Company IP, and (iii) there are no restrictions on the disclosure, use, license or transfer of the Necessary IP Rights, the Company IP or the Company Software Products.

(d) Section 4.20(d)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate governmental authorities. Section 4.20(d)(ii) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) days of the date hereof with respect to any of the Registered IP. The Company and each of its Subsidiaries have complied with all applicable notice and marking requirements for the Registered IP. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and, to the knowledge of the Company, none of the Registered IP is invalid or unenforceable.

(e) Section 4.20(e)(i) of the Company Disclosure Schedule contains (A) a true and complete list, as of the date of this Agreement, of all licenses and other Contracts pursuant to which the Company or any Subsidiary is granted rights in any third-party Intellectual Property (excluding any Publicly Available Software) (x) sold with, incorporated into or used in the development of any Company Software Product, or (y) used or held for use by the Company for any other purpose (excluding, for purposes of clause (y) only, any generally available, off-the-shelf software programs licensed by the Company on standard terms), (B) a summary of the Company’s and its Subsidiaries’ remaining payment and accounting obligations, if any, with respect to each of the Contracts listed thereon, excluding agreements for generally available, off-the-shelf software programs licensed by the Company on standard terms. Section 4.20(e)(ii) of the Company Disclosure Schedule contains a true and complete list of (A) all agreements pursuant to which the Company or any of its Subsidiaries has provided source code of any Company Software Product or any material part thereof to a third party, and (B) all third parties to whom the Company or any of its Subsidiaries has granted a contingent right to receive the source code of any Company Software Product or any material part thereof, whether pursuant to an escrow arrangement or otherwise.

(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their trade secrets or other confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Software Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including current or former directors, officers or employees) who have created any portion of, or otherwise who would have any rights in or to, any Company IP or Company Software Product, in each case to the extent owned by the Company and its Subsidiaries, valid and enforceable written assignments of any such rights to the Company and its Subsidiaries and the Company has delivered true and complete copies of such assignments to Parent. Neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third party with respect to any exercise of rights by the Company or any of its Subsidiaries, or any successor to the Company or any of its Subsidiaries, in any Company IP or Company Software Product.

(h) Section 4.20(h) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Software Products.

(i) No Company Software Product (including any Company Software Product currently under development) contains any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses) (collectively, “Publicly Available Software”). All Publicly Available Software used by the Company or any Subsidiary has been used in its entirety and without modification. Neither the Company nor any Subsidiary has incorporated or otherwise used Publicly Available Software in a manner that would require, or condition the use or distribution of any Company Software Product on the disclosure, licensing or distribution of any source code for any portion of such Company Software Product.

(j) The Company Software Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs” and/or “back doors”), excluding license authentication, license key or license enforcement functionality included by the Company in the Company Software Products and described on Section 4.20(j) of the Company Disclosure Schedule.

(k) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company IP to any other Person.

(l) No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP, including any Company Software Product, owned by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization pursuant to an agreement that compels, or provides the right to compel in the future, the Company or such Subsidiary to grant or offer to any other Person any license or right to such Company IP.

(m) The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct its business as currently conducted and, to the Company’s knowledge, no person has gained unauthorized access to any IT Asset. Each of the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology processes consistent with industry standard practices.

Section 4.21 Properties.

(a) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its properties and tangible assets that are material to the Company and its Subsidiaries, taken as a whole. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens or restrictions on transfer imposed by applicable securities laws.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property and interests in real property leased by the Company or any of its Subsidiaries (each, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries owns or has previously owned in fee any real property or held any other interests in real property (other than the leasehold interests in the Leased Real Property).

(c) With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof.

Section 4.22 Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23 Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.

Section 4.24 Finders’ Fees. Except for Citigroup Global Markets, Inc. (“Citigroup”), a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.25 Opinion of Financial Advisor. The Company has received the opinion of Citigroup, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view, a written copy of which will be delivered to Parent for informational purposes as promptly as practicable.

Section 4.26 Antitakeover Statutes; Company Rights Agreement.

(a) The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the Delaware Law and to the Company’s knowledge, any other similar Applicable Law are not applicable to this Agreement, and the transactions contemplated hereby, including the Merger, or the Voting Agreement or the transactions contemplated thereby. To the Company’s knowledge, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement, the Voting Agreement or any of the transactions contemplated hereby and thereby.

(b) The Company has taken all action necessary (i) to render the Company Rights inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement), (B) none of a “Stock Acquisition Date”, a “Distribution Date”, or a “Triggering Event” (each as defined in the Company Rights Agreement) shall occur, and (C) the Company Rights will not separate from the shares of Company Common Stock, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.05 Proxy Statement. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement.

Section 5.06 Company Securities. Neither Parent nor any of its Subsidiaries owns any Company Securities.

Section 5.07 Financing. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and the transactions contemplated hereby.

Section 5.08 Investigations; Proceedings. There is no investigation or review pending (or, to the knowledge of the Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries and there are no Proceedings pending (or, to the knowledge of

Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties, at law or in equity, before any Governmental Authority, and there are no Orders, in each case which would reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.09 Capitalization of Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent. Merger Subsidiary has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01 Conduct of the Company.

(a) Except for matters expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice.

(b) Without limiting the generality of Section 6.01(a), except for matters expressly permitted by this Agreement or set forth on Section 6.01(b) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(i) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(ii) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (D) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities (other than repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to Contracts in effect on the date hereof or the taking back of shares of Company Common Stock to pay Taxes as restrictions lapse on Company Restricted Shares in the ordinary course of business consistent with past practices), or (E) take any action that would result in any adverse amendment, modification or change of any material term of any Indebtedness of the Company or any of its Subsidiaries;

(iii) (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or, other than to the Company or a Subsidiary of the Company, any Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement or are the subject of offer letters provided to prospective employees, and made available to Parent prior to the date of this Agreement, and the purchase of shares of Company Common Stock pursuant to the ESPP on any Purchase Date occurring prior to the Effective Time, in each case, only if and to the extent required by and in accordance with the applicable equity award’s terms as in effect, or as proposed in such offer letters, on the date of this Agreement or the ESPP, as applicable, or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise) except as required by Applicable Law or to comply with Section 409A of the Code;

(iv) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the capital expenditure budget for the Company and its Subsidiaries that is attached to Section 6.01(b)(v) of the Company Disclosure Schedule (the “Capex Budget”);

(vi) acquire (A) any business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (B) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(vii) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its material assets or properties except (A) non-exclusive licenses of Company IP (x) on the standard form used by the Company as made available to Parent prior to the date hereof (except that the Company may depart from the standard form in a manner that is not reasonably likely to result in material and adverse harm to the respective businesses of the Company or Parent) and (y) in the ordinary course of business consistent with past practice, (B) sales of inventory or used equipment in the ordinary course of business consistent with past practice, and (C) Permitted Liens;

(viii) in each case, except as required pursuant to Applicable Law, (A) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or other benefits, except (1) increases in base salaries of non-executive officer employees in accordance with past practices so long as such increases do not exceed $500,000 in the aggregate, up to $400,000 of which shall be exclusively for the granting of annual merit increases to employees of the entity set forth on Section 6.01(b)(viii) of the Company Disclosure Schedule and no greater than $100,000 of which shall be used for increases in base salaries for employees of the Company other than of the entity set forth on Section 6.01(b)(viii) of the Company Disclosure Schedule or (2) bonuses granted in accordance with existing bonus plans, policies, agreements or arrangements listed on Section 4.16(a) of the Company Disclosure Schedule, (B) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination of any such Person to the extent required under Applicable Law or existing plans, policies, agreements or arrangements listed on Section 4.16(a) of the Company Disclosure Schedule, (C) establish, adopt, enter into or amend any Company Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, (D) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, or (E) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not, as of the date of this Agreement, a beneficiary, resulting in such Person being entitled to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement;

(ix) write-down any of its material assets, including any Company IP, or make any change in any method of accounting principles,

method or practices, except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act (in each case following consultation with the Company’s independent auditor);

(x) (A) repurchase, prepay or incur any Indebtedness in excess of $500,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than (x) in connection with the financing of ordinary course trade payables consistent with past practice, or (y) accounts payable in the ordinary course of business consistent with past practice), or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) to the Company or any of its wholly owned Subsidiaries, or (y) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice;

(xi) (A) terminate, renew, amend or modify in any material respect or fail to enforce any Material Contract described in clauses (i) through (iv) of Section 4.14(a), or (B) enter into any Material Contract described in clauses (i) through (iv) of Section 4.14(a) other than any such Material Contract (1) on the standard form used by the Company as made available to Parent prior to the date hereof (except that the Company may depart from the standard form in a manner that is not reasonably likely to result in material and adverse harm to the respective businesses of the Company or Parent) and (2) in the ordinary course of business consistent with past practice, or (C) enter into, terminate, renew, amend or modify in any material respect or fail to enforce any Material Contract described in clauses (v) through (xx) of Section 4.14(a) (including, for the purposes of clarity, any Material Contract described in clauses (i) through (iv) of Section 4.14(a) that is also described by Sections (v) through (xx) of Section 4.14(a), which shall be subject to this clause (B) and not clause (A)); provided that Parent’s consent with respect to the foregoing clauses (A) and (C) shall not be unreasonably withheld or delayed; provided further that for all purposes of this Section 6.01(b)(xi), all references in Section 4.14(a)(ii) and Section 4.14(a)(iv) (as such clauses are incorporated into the definition of Material Contract) to $500,000 and $1,500,000 shall be deemed to be references to $1,000,000 and $3,000,000, respectively, instead;

(xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), (other than those arising from a Proceeding) in excess of $250,000 in any individual case, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right with a value of more than $250,000 in any individual case except in the ordinary course of business consistent with past practice, or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party unreasonably withheld; provided that with respect to this clause (xii), Parent’s consent shall not be unreasonably withheld or delayed;

(xiii) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of modifying the fiscal quarter during which collections of receivables or payments by the Company or any of its Subsidiaries occur such that such collections or payments occur during a fiscal quarter other than as would be expected based on past practice or (C) any other promotional sales or discount activity, in each case in clauses (A) through (C) in a manner outside the ordinary course of business;

(xiv) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xv) institute, settle, or agree to settle any Proceeding pending or threatened before any arbitrator, court or other Governmental Authority involving a payment by the Company or any of its Subsidiaries of a sum in excess of $250,000, other than (A) any Proceeding brought against Parent or Merger Subsidiary arising out of a breach or alleged breach of this Agreement by Parent or Merger Subsidiary, and (B) the settlement of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts in each case not materially in excess of such reserve); provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on business); provided further Parent’s consent with respect to this clause (xv) shall not be unreasonably withheld or delayed solely with respect to any such Proceeding that is pending; or

(xvi) hire, elect or retain any officer, hire any other employee or retain the services of any consultant, except for prospective employees who have been provided offer letters made available to Parent prior to the date of this Agreement as described in Section 6.01(b)(iii)(A), provided that Parent’s consent with respect to this clause (xvi) shall not be unreasonably withheld or delayed; or

(xvii) authorize, resolve, commit or agree to take any of the foregoing actions.

Section 6.02 Stockholder Meeting; Board Recommendation; Proxy Material;.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting by no more than five (5) Business Days and the Company shall use its reasonable best efforts during such five (5) Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by Applicable Law to comply with any comments made by the SEC with respect to the Proxy Statement or otherwise. Subject to Section 6.03(b), the Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred, or (B) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

(b) Except to the extent expressly permitted by Section 6.03(b): (i) the Board of Directors of the Company (as it may be constituted on the date hereof) shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Board Recommendation”) at the Stockholders’ Meeting; (ii) the Proxy Statement shall include the Board Recommendation; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company and Parent shall prepare jointly and the Company shall file with the SEC the Proxy Statement and as soon as practicable thereafter use its reasonable best efforts to mail to its stockholders the Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. Subject to Section 6.03(b), the Proxy Statement shall contain the Board Recommendation. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any input reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

Section 6.03 No Solicitation.

(a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, or (C) amend or grant any waiver or release or approve any transaction or redeem any Company Rights under the Company Rights Agreement, except in connection with the transactions contemplated by this Agreement, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal. Subject to Section 6.03(b), neither the Company Board nor any committee thereof shall fail to make, withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, or recommend an Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the Company Shares within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding the foregoing, prior to the Stockholder Approval, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidential Disclosure Agreement dated as of September 14, 2006 between the Company and Parent (the “Confidentiality Agreement”) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.03 (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, the Company shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Parent.

(d) In addition, the Company Board shall not make an Adverse Recommendation Change, unless (i) the Company promptly notifies Parent, in writing at least five (5) Business Days before making an Adverse Recommendation Change, of its intention to take such action with respect to a Superior Proposal, (ii) the Company attaches to such notice the most current version of such proposed agreement or a detailed summary of all material terms of any such proposal (which version shall be updated on a prompt basis) and the identity of the offeror, and (iii) Parent does not make, within five (5) Business Days after its receipt of that written notification, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor to be at least as favorable to the stockholders of the Company as such Superior Proposal.

Section 6.04 Access to Information. From the date hereof until the Effective Time and subject to the Confidentiality Agreement, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, (ii) use its reasonable best efforts to furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request (including the work papers of PricewaterhouseCoopers LLP), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided that the Company may restrict the foregoing access to the extent that any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, or such disclosure would, based on the advice of such party’s counsel, that such disclosure would be reasonably likely to result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.05 Notice of Certain Events.

(a) In connection with integration planning with respect to the operation of the business of the Company and its Subsidiaries, subject to Applicable Law, the executive officers of the Company, including but not limited to the Chief Executive Officer of the Company, shall use good faith efforts to consult with Parent on a regular basis, as reasonably requested by Parent, to report material operational developments, material developments with respect to the status of, including without limitation the material adverse modification to, relationships with customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company and other matters reasonably requested by Parent.

(b) The Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the

Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15 or 4.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any notice or other communication from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement;

(v) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) not to be satisfied; and

(vi) any failure of the Company to perform its obligations contained in this Agreement that could reasonably be expected to cause the conditions set forth in Section 9.02(b) not to be satisfied.

Section 6.06 Company Rights Agreement. The Company Board shall take all further actions (in addition to those referred to in Section 4.26(b)) reasonably requested by Parent in order to render the Company Rights inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger.

Section 6.07 Termination of 401(k) Plan. Unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Effective Time, the Company will terminate any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company and its Subsidiaries have been adopted by the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination.

Section 6.08 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445–2(c)(3).

Section 6.09 Product Review. Prior to the Effective Time, the Company shall use commercially reasonable efforts to cooperate with Parent and its Representatives with respect to their review of the Company Software Products and to take actions consistent with those described on Schedule 6.09 hereto; provided that, notwithstanding anything in this Agreement to the contrary, no failure to have satisfied this Section 6.09 prior to the Effective Time shall be deemed to constitute a failure of the condition to the Merger set forth in Section 9.02(b) to be satisfied; provided further that, notwithstanding anything in this Agreement to the contrary, no information arising out of or relating to the matters set forth in this Section 6.09 shall be deemed to constitute a failure of the condition to the Merger set forth in Section 9.02(a) to be satisfied.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01 Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02 Director and Officer Liability.

(a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six (6) years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time (including as contemplated by this Agreement) covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (the “D&O Insurance”); provided that in satisfying its obligation under this Section 7.02(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in respect of its current fiscal year (the “Annual Premium Cap”), which amount is set forth in Section 7.02(b) of the Company Disclosure Schedule; provided further that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain or obtain as much of such insurance as can be so maintained or obtained at an annual cost equal to the Annual Premium Cap. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance on terms and conditions that are equivalent to those of the D&O Insurance so long as the amount paid for such tail policy does not exceed the Annual Premium Cap. In the event that the Company shall purchase such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.02(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(d) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under the Delaware Law or any other Applicable Laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. The rights of each Indemnified Person under this Section 7.02 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such manner as to adversely affect any Indemnified Person to whom this Section 7.02 applies, without the consent of such Indemnified Person.

Section 7.03 Employee Benefits. From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee with the Company and its ERISA Affiliates prior to the Closing Date to be recognized for purposes of eligibility to participate and vesting (but not for any other purpose, including, without limitation, for purposes of benefit accrual or determination of levels of benefits) under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their ERISA Affiliates, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date. From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan to the same extent that such pre-existing conditions, waiting periods and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date (for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, the first sentence of this Section 7.03 shall control) and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year. Effective as of the Closing Date, Parent shall assume (or shall cause any successor to the Company to assume) absolutely and unconditionally the Company’s Executive Retention and Severance Plan, as amended, and the Company’s Vice President Retention and Severance Plan, and shall agree to perform the Company’s obligations under such plans in the same manner and to the same extent as the Company would be required to perform had no such succession taken place.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) attempting to obtain a stay of any applicable order referenced in Section 6.03(b)(iv).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and Foreign Competition Laws, as defined in Schedule 9.01(c), and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and Foreign Competition Laws, as defined in Schedule 9.01(c), as soon as practicable.

(c) Each of Parent and the Company shall, subject to Applicable Law, cognizable objections by the relevant agency, and the reasonable confidentiality concerns of each party (i) promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party in advance and, to the extent permitted by such Governmental Authority, gives each other party the opportunity to attend and participate in such meeting, provided that if the Governmental Authority does not permit such participation by the other parties, or if all parties agree that such joint participation would not be advisable, each party shall allow outside counsel for the other parties to attend and participate, and (iii) furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to any termination of this Agreement pursuant to Article 10, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein (other than Section 8.01(b)(i) and (ii)), in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any Company Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Company Shares or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to require divestiture by Parent or any of its Affiliates of any Company Shares.

Section 8.02 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement to obtain any such actions, consents, approvals or waivers.

Section 8.03 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement, or schedule any such press conference or conference call before such consultation.

Section 8.04 Section 16 Matters. The Company shall take all reasonable steps as may be required to cause the transactions contemplated by Section 2.03(a) and 2.06(a) and any other acquisitions of Parent equity securities or dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC relating to Rule 16b-3.

Section 8.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) no Applicable Law or Order shall prohibit the consummation of the Merger; and

(c) the applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any Foreign Competition Law set forth in Schedule 9.01(c) shall have expired or been terminated, and any affirmative approval of a Governmental Authority required under any Specified Foreign Competition Law shall have been obtained.

Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) (i) each of the Specified Company Representations shall be true in all material respects when made or at any time prior to the Effective Time as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only to be true in all material respects as of such specified date); (ii) each of the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made or at any time prior to the Effective Time as if made at and as such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true of the Other Company Representations would reasonably be expected to have a Company Material Adverse Effect; provided further that each of the Other Company Representations, the breach of which would reasonably be expected to have a material and adverse effect on the business of Parent and its Subsidiaries, taken as a whole, occurring at or following the Effective Time, shall be true in all material respects as of such specified date; and (iii) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(b) the Company shall have performed in all material respects its obligations under the Agreement, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(c) there shall not be instituted or pending any Proceeding initiated by any Governmental Authority (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of any Company Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Company Shares or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders, or (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Shares;

(d) there shall not have been any action taken, or any Applicable Law shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act or any Foreign Competition Law or any requirement for affirmative approval of a

Governmental Authority under any Foreign Competition Law, that is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above; and

(e) no change shall have occurred in the business, financial condition, or operations or results of operations of the Company or any of its Subsidiaries that is or is likely to have a Company Material Adverse Effect.

Section 9.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect; and

(b) Parent and Merger Subsidiary shall have performed in all material respects their respective obligations under the Agreement, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before October 31, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date; or

(ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that (A) makes consummation of the Merger illegal or otherwise prohibited, or (B) enjoins consummation of the Merger; or

(iii) the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(c) by Parent:

(i) if an Adverse Recommendation Change shall have occurred;

(ii) if the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.03(b)) relating to any Acquisition Proposal;

(iii) if the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.03; or

(iv) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 9.02(a) or Section 9.02(b), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.01(c)(iv) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.01(c)(iv) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(d) by the Company:

(i) if prior to the Stockholder Approval, the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party; provided that the Company shall have paid any amounts due pursuant to Section 11.04 in accordance with the terms, and at the times, specified therein; and provided further that in the case of any such termination by the Company, (A) the Company promptly notifies Parent, in writing at least five (5) Business Days prior to such termination, of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Proposal, attaching the then-current version of such proposed definitive agreement, and (B) Parent does not make, within five (5) Business Days after its receipt of that written notification, an offer that is determined by the Company Board in good faith, after consultation with its outside counsel and financial advisor to be at least as favorable to the stockholders of the Company as such Superior Proposal; or

(ii) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate in any material respect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.01(d)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Subsidiary ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.01(d)(ii) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to each other party hereto.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that if such termination shall result from the willful failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.06(b), 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Oracle Corporation
500 Oracle Parkway Redwood City, California 94065
Attention:	General Counsel
Facsimile No.: (650) 633-1813

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue Suite 1100 Palo Alto, California 94301
Attention:	Kenton J. King
Celeste E. Greene
Facsimile No.:	(650) 470-4570

if to the Company, to:

Agile Software Corporation
6373 San Ignacio Ave San Jose, CA 95119
Attention:	Carolyn Vanderhorst Aver, Executive Vice President and Chief Financial Officer
Douglas Clark Neilsson, Senior Vice President and General Counsel
Facsimile No.:	(408) 284-3608

with a copy to:

O’Melveny & Myers LLP
Embarcadero Center West 275 Battery Street, Suite 2600 San Francisco, California 94111
Attention:	Michael J. Kennedy
Steve L. Camahort
Facsimile No.:	(415) 984-8701

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt of transmission by facsimile transmission, or (iii) on the date of confirmation of receipt if delivered by an internationally recognized courier service.

Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under Delaware Law unless the required approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the Company and Parent shall share equally all (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses (which fees shall be paid for by the party incurring such expense), incurred in relation to the printing, filing and mailing of the Proxy Statement (including any preliminary materials related thereto and the financial statements and exhibits included therein) and any amendments or supplements thereto, and (ii) filing fees payable pursuant to the HSR Act or any Foreign Competition Law.

(b) If this Agreement is terminated pursuant to Section 10.01(c)(i), (ii) or (iii), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $16,400,000 (the “Termination Fee”).

(c) If this Agreement is terminated pursuant to Section 10.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(d) If this Agreement is terminated pursuant to Section 10.01(b)(i) or 10.01(b)(iii) and (i) prior to such termination (in the case of termination pursuant to Section 10.01(b)(i)) or the Stockholder Meeting (in the case of termination pursuant to Section 10.01(b)(iii)), an Acquisition Proposal shall have been publicly made, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders, or (C) consummated, an Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within one (1) Business Day after entering into such definitive agreement, making such recommendation, or consummating such transaction, the Termination Fee (it being understood that for all purposes of this clause (d), all references in the definition of Acquisition Proposal to 15% and 85% shall be deemed to be references to 50% instead).

(e) In the event that this Agreement is terminated pursuant to Section 10.01(b)(iii), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than $5,000,000 (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of the Parent Expenses pursuant to this Section 11.04(e) shall be credited against any obligation of the Company to pay the Company Termination Fee pursuant to Section 11.04(d).

(f) The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 11.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

(g) In no event shall more than one Termination Fee be payable under Section 11.04(b), Section 11.04(c) and Section 11.04(d).

Section 11.05 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be reasonably apparent.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 7.03 are statements of intent and no employee or other Person (excluding any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto, and no employee or other Person is or is intended to be a third-party beneficiary thereof.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.08 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11 Entire Agreement. This Agreement, together with the Voting Agreement and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AGILE SOFTWARE CORPORATION

By:	/s/ JAY FULCHER
Name:	Jay Fulcher
Title:	President and Chief Executive Officer

ORACLE CORPORATION

By:	/s/ DANIEL COOPERMAN
Name:	Daniel Cooperman
Title:	Senior Vice President, General Counsel & Secretary

AQUA ACQUISITION CORPORATION

By:	/s/ BRADY MICKELSEN
Name:	Brady Mickelsen
Title:	Vice President and Secretary